                           ASSET PURCHASE AGREEMENT

                                    BETWEEN

                      TERAYON COMMUNICATION SYSTEMS, INC.

                                      AND

                         TYCO ELECTRONICS CORPORATION

                               February 10, 2000


                 AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

                               TABLE OF CONTENTS

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ARTICLE 1  SALE AND PURCHASE OF ASSETS......................................   1

     1.1  Purchased Assets..................................................   1
     1.2  Excluded Assets...................................................   3
     1.3  Nonassignable Contracts and Authorizations........................   3

ARTICLE 2  CLOSING; PURCHASE PRICE; AND INVENTORY...........................   4
     2.1  Place and Date....................................................   4
     2.2  Purchase Price....................................................   4
     2.3  Additional Consideration..........................................   4
     2.4  Allocation........................................................   4
     2.5  Transaction Costs.................................................   5
     2.6  Determination of Inventory, Equipment, Accounts Receivable and
          Accounts Payable..................................................   5

     2.7  Post-Closing Adjustment...........................................   5
     2.8  Deliveries........................................................   6
     2.9  Further Assurances................................................   7

ARTICLE 3  ASSUMPTION OF LIABILITIES AND OBLIGATIONS BY PURCHASER...........   7
     3.1  Assumed Liabilities...............................................   7
     3.2  Excluded Liabilities..............................................   7

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF SELLER.........................   9
     4.1  Representations and Warranties of Seller..........................   9
          4.1.1   Corporate Organization and Standing.......................   9
          4.1.2   Certificate of Incorporation and Bylaws...................   9
          4.1.3   Corporate Authorization; Binding Agreement................   9
          4.1.4   No Conflict...............................................   9
          4.1.5   Financial Information.....................................  10
          4.1.6   Insurance.................................................  10
          4.1.7   Litigation................................................  10
          4.1.8   Licenses and Permits; Compliance with Laws................  10
          4.1.9   Taxes.....................................................  10
          4.1.10  Brokers, Finders..........................................  11
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          4.1.11  Seller Contracts..........................................  11
          4.1.12  Purchased Assets Required to Conduct Business.............  12
          4.1.13  Title To Purchased Assets.................................  12
          4.1.14  Intellectual Property Rights..............................  12
          4.1.15  No Consent................................................  12
          4.1.16  Absence of Changes........................................  12
          4.1.17  Benefit Plans; ERISA......................................  13
          4.1.18  No Transfer of Employees..................................  14

ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF PURCHASER......................  14
     5.1  Representations and Warranties....................................  14
          5.1.1  Corporate Organization and Standing........................  14
          5.1.2  SEC Filings; Financial Statements..........................  14
          5.1.3  Corporate Authorization; Binding Agreement.................  15
          5.1.4  No Conflict................................................  15
          5.1.5  Litigation.................................................  15
          5.1.6  No Consent.................................................  15
          5.1.7  Brokers, Finders...........................................  16
          5.1.8  Capitalization.............................................  16
          5.1.9  No Undisclosed Material Liabilities........................  16
          5.1.10  Absence of Changes........................................  16
          5.1.11  Registration Statement....................................  16

ARTICLE 6  COVENANTS AND AGREEMENTS OF SELLER...............................  17
     6.1  Conduct of Business...............................................  17
     6.2  No Shop...........................................................  18
     6.3  No Transfer of Employees..........................................  18
     6.4  Termination of Employees..........................................  18
     6.5  Estoppel Certificate..............................................  19
     6.6  Records and Information...........................................  19
     6.7  Tax Matters.......................................................  20
          6.7.1  Taxes Through Closing Date.................................  20
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          6.7.2  Cooperation and Exchange of Information....................  20
     6.8  Covenant Not to Compete...........................................  21
     6.9  License Grant.....................................................  21

ARTICLE 7  ADDITIONAL COVENANTS OF THE PARTIES..............................  21
     7.1  Reasonable Efforts to Close.......................................  21
     7.2  Notification; Updates to Disclosure Schedule......................  22
     7.3  Employee Retention Program........................................  22
     7.4  Registration Statement............................................  23
     7.5  Disclosures, Press Releases.......................................  23
     7.6  Non-Solicitation..................................................  23

ARTICLE 8      CLOSING CONDITIONS AND TRANSACTIONS..........................  23
     8.1  Conditions Precedent to the Obligations of Purchaser..............  23
          8.1.1  No Injunctive Proceedings..................................  23
          8.1.2  Accuracy of Representations and Warranties.................  24
          8.1.3  Performance of Covenants...................................  24
          8.1.4  Consents and Approvals.....................................  24
          8.1.5  Audit Complete.............................................  24
          8.1.6  Agreements and Documents...................................  24
     8.2  Conditions Precedent to the Obligations of Seller.................  25
          8.2.1  No Injunctive Proceedings..................................  25
          8.2.2  Payment....................................................  25
          8.2.3  Accuracy of Representations and Warranties.................  25
          8.2.4  Consents and Approvals.....................................  25
          8.2.5  Performance of Covenants...................................  26
          8.2.6  Agreements and Documents...................................  26
     8.3  Non-Compliance with and Termination of this Agreement.............  26

ARTICLE 9  CLOSING DOCUMENTS................................................  27
     9.1  Seller's Obligations..............................................  27
          9.1.1  Resolutions................................................  27
          9.1.2  Bill of Sale...............................................  27
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            9.1.3  Assignments and Consents.................................  27
     9.2    Purchaser's Obligations.........................................  27
            9.2.1  Resolutions..............................................  27
            9.2.2  Assumption Agreement.....................................  27
            9.2.3  Payment..................................................  27
            9.2.4  Resale Certificate.......................................  27
     9.3    Joint Obligations...............................................  28

ARTICLE 10     INDEMNIFICATION..............................................  28
     10.1   Indemnification by Seller.......................................  28
     10.2   Indemnification by Purchaser....................................  28
     10.3   Survival of Representations and Warranties; Threshold and Payment
            for Losses......................................................  28
     10.4   Notice and Opportunity to Defend................................  29
     10.5   Reduction for Insurance.........................................  30
     10.6   Defense of Third-Party Claims...................................  30

ARTICLE 11  MISCELLANEOUS...................................................  31
     11.1   Attorneys' Fees.................................................  31
     11.2   Notices.........................................................  31
     11.3   Assignment and Amendment of Agreement...........................  32
     11.4   Remedies Cumulative; Specific Performance.......................  32
     11.5   Waiver..........................................................  32
     11.6   Governing Law...................................................  32
     11.7   Failure to Close................................................  32
     11.8   Further Assurances..............................................  33
     11.9   No Third Party Rights...........................................  33
     11.10  Waiver of Bulk Sales Laws.......................................  33
     11.11  Severability....................................................  33
     11.12  Counterparts....................................................  33
     11.13  Entire Agreement................................................  33
     11.14  Headings........................................................  33
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     11.15  Construction....................................................  33
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                                      v.

                 AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

     This Amended and Restated Asset Purchase Agreement (this "Agreement"), dated as of the 10th day of February 2000, by and between Terayon Communication Systems, Inc., a Delaware corporation ("Purchaser"), and Tyco Electronics Corporation, a Pennsylvania corporation ("Seller").

                                    Recitals

     A. Seller, through an unincorporated division (the "Access Network Electronics Division"), is engaged in the business of developing, manufacturing and marketing a suite of products consisting of digital subscriber line multiplexers for telecommunications service providers and providing customer support relating to such products (collectively, the "Business");

     B. Purchaser wishes to purchase or acquire from Seller, and Seller wishes to sell, assign and transfer to Purchaser, substantially all the assets of the Business, and Purchaser has agreed to assume specified liabilities of the Business, all for the purchase price, and upon the terms and subject to the conditions herein set forth.

     C. Capitalized terms used herein without separate definitions have the meanings given to such terms in Exhibit A.

     D. Purchaser and Seller desire to amend and restate the Asset Purchase Agreement dated February 3, 2000 between the parties (the "Original Agreement") as provided herein .

     Now, Therefore, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                          Sale and Purchase of Assets




     1.1 Purchased Assets . Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, the following assets, properties, rights and interests of the Business (collectively, the "Purchased Assets"), as the same shall exist on the Closing Date (as defined in Section 2.1 herein):

               (a) all United States and foreign patents, patent applications, trademarks (whether registered or unregistered), service marks, trade names, brand names, logos, copyrights and any applications therefor listed in Schedule 1.1(a) attached hereto, and any other proprietary rights, including, without limitation, know-how, inventions, discoveries and improvements, test data, shop rights, processes, methods and formulae, trade secrets, product drawings, specifications, designs and other technical information owned by or licensed to Seller relating exclusively to the Business (collectively, the "Intellectual Property Assets");

                                       1.

               (b) all inventories of Seller relating exclusively to the Business, including, without limitation, finished goods, work-in process, raw materials, supplies and other materials (collectively, the "Inventory"), as such Inventory (determined in accordance with Section 2.6 herein) exists on the Closing Date;

               (c) except as otherwise provided in Section 6.8 herein, all customer files, correspondence with customers and account histories, sales literature and promotional or other material pertaining to products designed, manufactured or sold by or for the Business (collectively, the "Customer Records");

               (d) all of Seller's rights and interests under all Contracts and commitments entered into, accepted, made or submitted by the Business for the sale of goods specified in Schedule 1.1(d) attached hereto, and the rights and interests of Seller under any other Contracts and commitments for the sale of goods entered into by Seller for the benefit of the Business in the ordinary course of business between the date of this Agreement and the Closing Date (collectively, the "Sales Orders");

               (e) all equipment, furniture, and other items of tangible personal property owned by Seller and exclusively used or held for use in, or for the benefit of, the Business, as specified in Schedule 1.1(e) attached (collectively, the "Equipment");

               (f) all of Seller's rights and interests under all unfilled purchase orders entered into by Seller for the purchase of goods or services for the benefit of the Business specified in Schedule 1.1(f) attached hereto, and the rights and interests of Seller under any other unfilled purchase orders entered into by Seller for the benefit of the Business in the ordinary course of business between the date of this Agreement and the Closing Date (collectively, the "Unfilled Purchase Orders");

               (g) all of Seller's accounts receivable and notes receivable exclusively relating to the Business (the "Accounts Receivable");

               (h) to the extent transferable to Purchaser, all Contracts specified in Schedule 1.1(h) attached hereto (collectively, the "Other Contracts") and all of Seller's rights and interests under all personal property leases exclusively relating to the Business as specified in Schedule 1.1(h) ("Personal Property Leases");

               (i) all of Seller's rights and interests under the real property lease for the real property used in the Business located at 1455 Adams Court, Menlo Park, California 94025 (the "Real Property Lease"); and

               (j) to the extent transferable to Purchaser, all franchises, approvals, permits, orders, certificates, variances and product licenses and license applications, permits and other governmental authorizations and approvals (federal, state and local) exclusively relating to the Business, as such items are specified in Schedule 1.1(j) attached hereto (collectively, the "Licenses and Permits").

                                       2.

     1.2 Excluded Assets. Notwithstanding anything contained in Section 1.1 hereof to the contrary, the Purchased Assets transferred, conveyed, set over, assigned and delivered to Purchaser shall exclude the following assets (the "Excluded Assets"):

               (a) all cash and cash equivalents and similar type investments, such as certificates of deposit, treasury bills and other marketable securities;

               (b) all books and records relating to or used in the business of Seller and not primarily relating to or used in the Business, including the corporate minute books and stock registers of Seller;

               (c)  income tax records of Seller;

               (d) all insurance p policies maintained by Seller and all rights of action, lawsuits, claims and demands, rights of recovery and set-off, and proceeds, under or with respect to such insurance policies, except to the extent the coverage thereof remains available after the Closing for claims relating to the Assets or Assumed Liabilities;

               (e) all rights to causes of action, lawsuits, claims and demands of any nature available to or being pursued by Seller with respect to the Excluded Assets or Excluded Liabilities; and

               (f) all rights, title and interest of Seller in and to prepaid (determining "prepayment" based on whether or not as of the Closing liability for such taxes has accrued) income taxes and franchise taxes of the Business, and any claims for any refund, credit, rebate or abatement with respect to income taxes and franchise taxes of the Business for any period or portion thereof through the Closing Date, and any interest with respect thereto; and

               (g)  the assets listed on Schedule 1.2 attached hereto.

     1.3 Nonassignable Contracts and Authorizations. To the extent that the assignment of any Contract or any license, permit, approval or qualification issued or to be issued by any government or agency or instrumentality thereof relating to the Business or the Purchased Assets, including, without limitation, the Sales Orders, Unfilled Purchase Orders, Seller Contracts, and Licenses and Permits, to be assigned to Purchaser pursuant to this Agreement shall require the consent of any other party, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof. Seller shall use its best commercial efforts, and Purchaser shall cooperate where appropriate, to obtain any consent necessary to any such assignment. If any such consent is not obtained, then Seller shall cooperate with Purchaser in any reasonable arrangement requested by Purchaser designed to provide to Purchaser the benefits under any such Contract, license, permit, approval or qualification, including enforcement of any and all rights of Seller against the other party thereto arising out of breach or cancellation thereof by such other party or otherwise.

                                       3.

                                   ARTICLE 2

                    Closing; Purchase Price; and Inventory

     2.1 Place and Date. The closing of the sale and purchase of the Purchased Assets (the "Closing") and the assumption of the Assumed Liabilities shall take place at the offices of Cooley Godward llp, One Maritime Plaza, 20th Floor, San Francisco, California 94111 at 10:00 a.m. within five (5) business days after which the last condition set forth in Sections 8.1 and 8.2 has been fulfilled or waived, or such other time, date and place as may be mutually agreeable to the parties hereto (the "Closing Date"). The parties hereto agree that the Closing may be effected by facsimile.

     2.2 Purchase Price. At the Closing, as consideration for the sale of the Purchased Assets to Purchaser:

               (a) Purchaser shall issue to Seller the Acquisition Shares (the "Purchase Price"). The "Acquisition Shares" shall mean the number of shares of Common Stock of Purchaser equal to $85,000,000 in value, calculated based on the Weighted Average Terayon Stock Price on the business day prior to the Closing Date .

               (b) Purchaser shall assume the Assumed Liabilities by delivering to Seller an Assignment and Assumption Agreement in substantially the form of Exhibit B (the "Assumption Agreement").

     2.3 Additional Consideration. In the event the Acquisition Shares have a value of less than $85,000,000 on the date that the Registration Statement (as defined in Section 7.4 below) is declared effective by the SEC (the "Effective Date"), then within five (5) business days of such date, Purchaser shall deliver cash or shares of the Common Stock of Purchaser to Seller in an amount equal to the Additional Consideration, the form of such Additional Consideration to be determined solely by Purchaser. The "Additional Consideration" shall be the difference between $85,000,000 and the value of the Acquisition Consideration on the Effective Date. The value of the Acquisition Consideration on the Effective Date shall be calculated based on the Weighted Average Terayon Stock Price on the Effective Date. If Purchaser shall elect to issue shares of the Common Stock of Purchaser as payment of the Additional Consideration, then Purchaser shall issue the number of shares equal to the value of the Additional Consideration calculated based on the Weighted Average Terayon Stock Price on the Effective Date.

     2.4  Allocation.

               (a) Within 60 days after the Closing Date, Purchaser will provide to Seller a copy of IRS Form 8594 and any required exhibits thereto (the "Asset Allocation Statement") with Purchaser's proposed allocation of the Purchase Price (together with any assumed liabilities). Within 15 business days after receipt of such Asset Allocation Statement, Seller will propose to Purchaser any changes to such Asset Allocation Statement. In the event Seller does not propose any changes in writing to Purchaser within such 15-day period, Seller will be deemed to have agreed to, and accepted, the Asset Allocation Statement. Purchaser and Seller

                                       4.

will endeavor in good faith to resolve any differences with respect to the Asset Allocation Statement within 15 business days after Purchaser receives written notice of Seller's objections.

               (b) The Purchase Price (together with any assumed liabilities) will be allocated in accordance with the Asset Allocation Statement as agreed to pursuant to Section 2.4(a) hereof, and, unless otherwise required by a final determination within the meaning of Section 1313 of the Code (or counterpart provision of foreign, state, or local law), all Tax Returns and reports filed by Purchaser and Seller shall be prepared consistently with such allocation .

     2.5 Transaction Costs. Purchaser and Seller shall each bear and pay all of its own fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Purchaser and its Representatives with respect to the Business (and the furnishing of information to Purchaser and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule attached hereto) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and (d) the consummation of the transactions contemplated by this Agreement.

     2.6 Determination of Inventory, Equipment, Accounts Receivable and Accounts Payable.

          2.6.1 The quantity and valuation of the Inventory and the Equipment as of the Closing Date shall be determined from the books and records of the Business. A physical inventory shall be taken on the Closing Date, and the books and records of Seller shall be adjusted for Inventory and Equipment quantities as of the Closing Date and such Inventory and/or Equipment shall be valued in accordance with Section 2.6.2. Such physical inventory shall be conducted by Seller's representatives at Seller's expense jointly with Purchaser's representatives at Purchaser's expense. Any disagreement regarding the quantity and/or value of the Inventory or the Equipment shall be resolved in the manner and at the time described in Section 2.7.1 hereof.

          2.6.2 The Inventory, Equipment, Accounts Receivable and Accounts Payable (as defined in Section 2.7.1 herein) reflected on the Contract Working Capital Statement (as defined in Section 2.7.1 herein) and the Final Working Capital Statement (as defined in Section 2.7.1 herein) shall be determined in accordance with United States generally accepted accounting principles consistently applied ("GAAP").

     2.7  Post-Closing Adjustment.

          2.7.1 The Acquisition Consideration will be adjusted dollar for dollar following the Closing to the extent that the Working Capital (as hereinafter defined) of the Business as of

                                       5.

the Closing Date (the "Final Working Capital") shown upon the Final Working Capital Statement (as hereinafter defined) differs from the Working Capital of the Business at December 25, 1999 (the "Contract Working Capital"), as shown upon the statement set forth in Schedule 2.7.1 attached hereto (the "Contract Working Capital Statement"). For purposes of this Agreement, the term "Working Capital" shall mean the difference between (a) the sum of Inventory, Equipment and Accounts Receivable of the Business minus (b) the accounts payable of the Business determined by reference to Section 3.1(b) below (the "Accounts Payable"). The Final Working Capital Statement will be prepared by Purchaser from the books of account of the Business as of the Closing Date. The Final Working Capital Statement shall be prepared in accordance with GAAP. Purchaser will deliver a statement showing the Final Working Capital (the "Final Working Capital Statement") to Seller not later than 60 days after the Closing Date. Purchaser will give representatives of Seller access to the premises of the Business, to its books and records and to the appropriate personnel of Purchaser for purposes of confirming the Final Working Capital Statement. Unless Seller notifies Purchaser in writing that it disagrees with the Final Working Capital Statement within 30 days after receipt thereof, the Final Working Capital Statement shall be conclusive and binding on Purchaser and Seller. Any such notice of disagreement shall specify those items or amounts included in the Final Working Capital Statement as to which Seller disagrees. If Seller notifies Purchaser in writing of its disagreement with the Final Working Capital Statement within such 30-day period, then Purchaser and Seller shall attempt to resolve their differences with respect thereto within 30 days after Purchaser's receipt of Seller's written notice of disagreement. Any dispute regarding the Final Working Capital Statement not resolved by Purchaser and Seller within such 30-day period will be resolved by an accounting firm mutually acceptable to both parties or, in the absence of agreement, by an accounting firm of national reputation selected by lot after eliminating Seller's and Purchaser's principal outside accountants and one additional firm designated as objectionable by each of Seller and Purchaser. The determination by the accounting firm so selected of the Final Working Capital Statement and the Final Working Capital (with such modifications therein, if any, as reflect such determination) shall be conclusive and binding upon the parties. The fees and expenses of such accounting firm in acting under this Section 2.7.1 shall be shared equally by Purchaser and Seller.


          2.7.2 If the Contract Working Capital is greater than the Final Working Capital, then Purchaser shall be entitled to receive from Seller, at Seller's option, cash or the number of shares of Common Stock of Purchaser equal in value to the difference between the Contract Working Capital and the Final Working Capital, calculated based on the Weighted Average Terayon Stock Price on the Closing Date. If the Final Working Capital is greater than the Contract Working Capital, then Seller shall be entitled to receive from Purchaser, at Purchaser's option, cash or the number of shares of Common Stock of Purchaser equal in value to the difference between the Final Working Capital and the Contract Working Capital, calculated based on the Weighted Average Terayon Stock Price on the Closing Date. Notwithstanding the foregoing, in the event that the difference between the Final Working Capital and the Contract Working Capital is less than One Hundred Thousand Dollars ($100,000), then the party obligated to pay such amount shall make payment in cash rather than in shares of Common Stock of Purchaser.

     2.8 Deliveries. At the Closing, Seller shall deliver to Purchaser such assignments and other good and sufficient instruments of transfer as shall be satisfactory in form and substance

                                       6.

to Purchaser, and shall be effective to vest in Purchaser good and marketable title, free and clear of any liens and encumbrances or rights and claims of others, to all of the Purchased Assets, and Purchaser shall deliver to Seller such instruments of assumption as shall be satisfactory in form and substance to Seller to ensure that Purchaser has assumed all of the Assumed Liabilities.

     2.9 Further Assurances . Each party agrees, at any time and from time to time after the Closing Date, upon reasonable request from the other party, to do, execute, acknowledge and deliver, as appropriate, such further acts, deeds, assignments, transfers, conveyances and powers of attorney as may reasonably be required for the better assigning, transferring, granting, conveying, assuring and confirming to such other party, or its successors and assigns, of any of the assets, properties or liabilities to be assigned to it or retained by such party as provided herein.

                                   ARTICLE 3

            Assumption of Liabilities and Obligations by Purchaser

     3.1 Assumed Liabilities . In addition to the consideration to be paid pursuant to Article 2 hereof, Purchaser shall assume at the Closing and shall subsequently pay, honor and discharge when due and payable in accordance with and subject to the terms and conditions of the relevant governing agreements, commitments and instruments, the following liabilities (collectively, "Assumed Liabilities"):

               (a) all liabilities and obligations arising out of or resulting from the conduct of the Business, except Excluded Liabilities (as defined in Section 3.2 herein), occurring subsequent to the Closing Date; and

               (b) all liabilities and obligations of Seller at the Closing Date pertaining to the Sales Orders, Unfilled Purchase Orders, Other Contracts, Personal Property Leases, Real Property Lease, and Licenses and Permits (excluding any such liabilities and obligations that have not been paid by Seller in accordance with the terms of the applicable Sales Order, Unfilled Purchase Order, Other Contract, Personal Property Lease, Real Property Lease, or License and Permit); and

               (c) all warranty obligations in respect of products manufactured or sold by the Business prior to, on, or after the Closing Date.

     3.2 Excluded Liabilities. Notwithstanding any implication to the contrary contained in Section 3.1 hereof, Purchaser shall not assume, pay, or in any way be liable or responsible for any debts, liabilities or obligations not expressly assumed pursuant to Section 3.1, including without limitation, the following (collectively, the "Excluded Liabilities"):

               (a) all liabilities and obligations of Seller at the Closing Date pertaining to the Sales Orders, Unfilled Purchase Orders, Other Contracts, Personal Property Leases, Real Property Lease, and Licenses and Permits that have not been paid by Seller in accordance with the terms of the applicable Sales Order, Unfilled Purchase Order, Other Contract, Personal Property Lease, Real Property Lease, or License and Permit;

                                       7.

               (b) any liability or obligation of Seller arising under this Agreement or on account of any of the transactions contemplated hereby, including, without limitation, any liability or obligation of Seller to attorneys, accountants, brokers, or others for services rendered or expenses incurred by or on behalf of Seller, and all other expenses associated with the transfer of the Purchased Assets;

               (c) any wages, salary, severance payments, bonuses, retention bonuses, commissions, vacation or holiday pay, post retirement medical benefits, fringe benefits, long-term disability benefits, life insurance benefits, any duties, obligations or liabilities arising under any Seller-sponsored employee benefit plan, policy or practice, whether defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and in effect ("ERISA") or otherwise, relating to the employees of the Business or other amounts due to any employees or former employees of the Business which accrue on or prior to the Closing Date;

               (d) any liabilities and obligations of Seller for any federal, state, local or foreign income, excise, sales, personal, payroll or other taxes of any kind whatsoever payable with respect to the operations of the Business on or prior to the Closing Date;

               (e) except as otherwise provided in Section 2.4 hereof, any tax (including, without limitation, any federal, state or local income, franchise, sales, transfer, recording, documentary or other tax) imposed upon or incurred by Seller arising out of or in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby;

               (f) any liability or obligation of Seller relating to, resulting from, caused by, or arising out of the ownership, operations or control of the Business by Seller on or prior to the Closing Date, arising out of the following:

                    (i) any accident or occurrence occurring on or prior to the Closing Date resulting in personal injury, sickness, death, property damage, property destruction or loss of use of property arising out of or resulting from the operation of the Business by Seller,

                    (ii) any breach of contract, workers' compensation claim or violation of any law or final order of any federal, state, judicial, quasi-judicial or governmental body, or

                    (iii) any personal injury, sickness, death or property damage resulting from occurrences occurring on or prior to the Closing Date arising out of a defect or alleged defect of products manufactured or sold by Seller prior to the Closing Date including, without limitation, any such liabilities or obligations for defects or alleged defects in design or failure to warn;

               (g) any violation, liability, penalty, cost, damage, fine, order, judgment or obligation under environmental laws to the extent they arise out of acts or omissions of Seller occurring on or prior to the Closing Date; and

               (h)  any indebtedness for borrowed money.

                                       8.

                                   ARTICLE 4

                   Representations and Warranties of Seller

     4.1 Representations and Warranties of Seller . Seller represents and warrants to Purchaser as follows:

          4.1.1 Corporate Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all corporate power and authority to own or lease its properties and to carry on the Business as presently conducted and to operate the properties of the Business. Seller is qualified to do business and is in good standing in each state of the United States in which the Business is conducted that requires such qualification and where the failure to so qualify would have a Material Adverse Effect on the financial condition or results of operations of the Business.

          4.1.2 Certificate of Incorporation and Bylaws . Copies of the certificate of incorporation and bylaws or other organizational documents of Seller have been made available to Purchaser, and each such copy is true, correct and complete.

          4.1.3 Corporate Authorization; Binding Agreement . The execution and delivery of this Agreement and all other documents and instruments executed or to be executed by Seller pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate and other action on the part of Seller. This Agreement and all other documents and instruments executed or to be executed by Seller pursuant to this Agreement have been, or will have been, at the time of their respective executions and deliveries, duly executed and delivered by a duly authorized officer of Seller. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally.

          4.1.4 No Conflict. Except as set forth in Schedule 4.1.4 attached hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in the acceleration of, or the creation in any party of any right to accelerate, terminate, modify or cancel any material indenture, Contract, lease, sublease, loan agreement, note or other obligation or liability to which Seller is a party or by which it is bound or to which any of its assets is subject, (b) conflict with or result in a breach of or constitute a default under any provision of the articles of incorporation or bylaws (or other charter documents) of Seller, or a default under or violation of any material restriction, lien, encumbrance, indenture, Contract, lease, sublease, loan agreement, note or other obligation or liability to which it is a party or by which it is bound or to which any of its assets is subject or result in the creation of any lien or encumbrance upon any of said assets, or (c) violate or result in a breach of or constitute a default under any judgment, order, decree, rule or regulation of any court or governmental agency to which Seller is subject, and which, in each of clauses
(a), (b) and (c) above, would have a Material Adverse Effect.

                                       9.

          4.1.5 Financial Information. The unaudited balance sheet data as of June 30, 1999 and June 30, 1998, and the related unaudited income statement data for the periods ended June 30, 1999 and June 30, 1998, of the Business included in the Confidential Offering Memorandum dated September 1999 and the unaudited balance sheet data as of December 25, 1999 and the related unaudited income statement data for the period ended December 25, 1999 (collectively, the "Financial Information") fairly present, in all material respects, in conformity with GAAP (including adjustments necessary to present the Business on a stand-alone basis), the financial position of the Business as of the dates thereof and the operating income of the Business for the periods then ended (subject to normal year end adjustments). There are no obligations or liabilities relating to the Business that are owed to Seller or any of its divisions or affiliates and not disclosed in the Financial Information.

          4.1.6 Insurance. Seller has in full force and effect policies of insurance in amounts generally maintained by companies engaged in businesses similar to that of the Business, and will cause such policies to remain in full force and effect until the Closing Date.

          4.1.7 Litigation. There are no actions, suits, proceedings or governmental investigations pending or, to Seller's knowledge, threatened against Seller involving the Business or the Purchased Assets, at law or in equity or before any court, governmental department, commission, board, agency, authority or instrumentality, domestic or foreign, or that have been settled, dismissed or resolved on or since December 25, 1999. Seller is not subject to any judgment, stipulation, order or decree arising from any action, suit, proceeding or investigation involving the Business or the Purchased Assets.

          4.1.8 Licenses and Permits; Compliance with Laws . Except as set forth in Schedule 4.1.8 attached hereto, Seller owns, holds or possesses in its own name, all Licenses and Permits necessary to entitle it to carry on and conduct the Business and its operations as presently conducted, except for such Licenses and Permits the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. Seller is not in violation of or default under any Licenses and Permits or any judgment, order, writ, injunction or decree of any court or administrative agency issued against it and relating to the conduct of the Business or any statute, law, ordinance, rule or regulation applicable to the conduct of the Business, which would, individually or in the aggregate, have a Material Adverse Effect or which would, individually or in the aggregate, interfere materially with the consummation of the transactions contemplated by this Agreement.

          4.1.9  Taxes.
                 (a)  For purposes of this Agreement:

                         (i)    the term "Taxes" means all federal, state,
local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes;

                                      10.

                         (ii)   the term "Returns" means all returns,
declarations, reports, statements, and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns; and

                         (iii)  the term "Code" means the Internal Revenue Code
of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

                    (b) Except as provided in Section 2.5 hereof, Seller has paid or will pay when due or finally settled all Taxes relating to the Business or to the Purchased Assets which are or become due and payable for all periods up to and including the Closing Date. Seller has properly filed on a timely basis, or so will file, when due, all Returns relating to the Business or the Purchased Assets for all periods up to and including the Closing Date.

                    (c) There are no liens for Taxes (other than for current Taxes not yet due or payable without penalty) on the Purchased Assets.

                    (d) Seller is not a person other than a United States person within the meaning of the Code.

          4.1.10 Brokers, Finders. Except as set forth in Schedule 4.1.10 attached hereto, Seller has not retained any broker or finder in connection with the transactions contemplated herein and is not obligated and has not agreed to pay any brokerage or finder's commission, fee or similar compensation.

          4.1.11    Seller Contracts.

                    (a) Seller has delivered to or made available to Purchaser accurate and complete copies of all Seller Contracts. Each Seller Contract is valid and in full force and effect.

                    (b) To Seller's best knowledge, no Person has violated or breached, or declared or committed any default under, any material term or condition of any Seller Contract. No event has occurred, and no circumstance or condition exists, that would reasonably be expected to (with or without notice or lapse of time) (i) result in a material violation or breach of any of the provisions of any Seller Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Seller Contract, (iii) give any Person the right to accelerate the maturity or performance of any Seller Contract, or
(iv) give any Person the right to cancel, terminate or modify any Seller Contract. Seller has not received any written or oral communication regarding any actual, alleged, possible or potential violation or breach of, or default under, any Seller Contract. Seller has not waived any right under any Seller Contract.

                    (c) To Seller's best knowledge, each Person against which Seller has or may acquire any rights under any Seller Contract is solvent and is able to satisfy all of such Person's current and future monetary obligations and other material obligations and liabilities thereunder.

                    (d) The performance of the Seller Contracts will not result in any violation of or failure to comply with any Legal Requirement.

                                      11.

                    (e) No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to Seller under any Seller Contract or any other term or provision of any Seller Contract .

                    (f) To Seller's best knowledge, no party to any Seller Contract intends to object to the assignment to Purchaser of any rights under such Seller Contract or the delegation to or performance by Purchaser of any obligations under such Seller Contract.

                    (g) Schedule 4.1.11(g) attached hereto identifies and provides an accurate and complete description of each proposed Contract as to which any bid, offer, written proposal, term sheet or similar document involving amounts in excess of $50,000 and related to the Business has been submitted or received by Seller.

          4.1.12 Purchased Assets Required to Conduct Business. Except as set forth in Schedule 4.1.12 attached hereto, the Purchased Assets constitute all of the assets necessary to enable Seller to conduct the Business in the manner in which it currently is being conducted.

          4.1.13    Title To Purchased Assets. Except as set forth in Schedule
4.1.13 attached hereto and except for personal property subject to valid leases included among the Seller Contracts, Seller has good and valid title to all of the Purchased Assets, subject to no mortgage, pledge, lien, encumbrance or charge or conditional sale or title retention agreement other than minor encumbrances, restrictions or liens which do not, individually or in the aggregate, materially impair the value or usefulness of, or restrict Purchaser's right to the continued use of the encumbered property. The tangible assets are in good operating condition, subject to normal wear and tear.

          4.1.14  Intellectual Property Rights. Except as set forth in Schedule
4.1.14 attached hereto, Seller solely owns or has the exclusive right to use, free and clear of any lien or other encumbrance or restriction, (i) all of the Intellectual Property Assets and (ii) the Raychem mark licensed to Purchaser by Seller pursuant to Section 6.9 below. Except as set forth in Schedule 4.1.14 attached hereto, there is no claim or demand of any person pertaining to, or any proceeding pending or, to the best knowledge of Seller, threatened, which challenges the exclusive rights of Seller in respect of the Intellectual Property Assets.

          4.1.15 No Consent. Subject to compliance by Purchaser with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), except as set forth in Schedule 4.1.15 attached hereto, no consent, approval, authorization order, filing, registration or qualification of or with any court, governmental authority or third person is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

          4.1.16  Absence of Changes. Since December 25, 1999:

                    (a) there has not been any Material Adverse Change in, and no event has occurred that might have a material adverse effect on, the business, condition, assets, liabilities, operations, financial performance, net income or prospects of Seller;

                                      12.

               (b) there has not been any loss, damage or destruction to, or any interruption in the use of, any of the Purchased Assets (whether or not covered by insurance);

               (c) Seller has not leased or licensed any material asset used in the Business from any other Person;

               (d) Seller has not made any capital expenditure over $25,000 with respect to the Business;

               (e) Seller has not sold or otherwise transferred, or leased or licensed to any other Person, any asset of greater than $25,000 in value and used in the Business (other than the sale of inventory in the ordinary course of business);

               (f) Seller has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

               (g) Seller has not made any loan or advance to any other Person (other than payment of withholding taxes in the ordinary course of business);

               (h) other than pursuant to a Plan disclosed in Schedule 4.1.17, Seller has not

               (i) established or adopted any Employee Benefit Plan for the benefit of any Business Employee, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or independent contractors employed by or providing services to the Business;

               (i)  no Seller Contract has been amended or terminated;

               (j) Seller has not, with respect to the Business, incurred, assumed or otherwise become subject to any liability, other than accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred by Seller in bona fide transactions entered into in the ordinary course of business;

               (k) Seller has not entered into any transaction or taken any other action outside the ordinary course of business; and

               (l) Seller has not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses "(c)" through "(k)" above.

          4.1.17 Benefit Plans; ERISA . Schedule 4.1.17 attached hereto lists each employee pension, profit sharing, deferred compensation, severance, cafeteria, stock option, stock purchase, incentive, golden parachute, bonus, group or individual medical, welfare, insurance or other employee benefit plan, program or arrangement regardless of whether such plan is described in Section 3 of ERISA (each a "Plan") which is maintained by Seller for Business Employees or to which Seller is required to contribute on behalf of Business Employees. Except as set forth in Schedule 4.1.17 attached hereto, Seller does not maintain and has not maintained for any Business Employee or made any contributions on behalf of any

                                      13.

Business Employee to any employee pension benefit plan or employee welfare benefit plan, as such terms are defined in Section 3 of ERISA. With respect to each Plan listed in Schedule 4.1.17 attached hereto, Seller does not have any liability for any failure to comply with ERISA or the Code or for any action or failure to act in connection with the administration of such Plan. Seller does not sponsor or contribute to any Plan on behalf of or for the benefit of any Business Employee that is subject to Section 412 of the Code or Title IV of ERISA or is a multiemployer plan, as such term is defined in Section 3 of ERISA.

          4.1.18 No Transfer of Employees. Since December 25, 1999, no person who has been employed by Seller in the Business in the 12 months prior to the date of this Agreement has been transferred from the Business to another division of Seller or to any Affiliate of Seller.

                                   ARTICLE 5

                  Representations and Warranties of Purchaser

     5.1 Representations and Warranties . Purchaser represents and warrants to Seller as follows:

          5.1.1 Corporate Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to carry on the business in which it is engaged and to own or lease and operate its properties. Purchaser is qualified to do business and is in good standing in each state of the United States in which the nature of its business in such jurisdiction requires it to be so qualified except where the failure to so qualify would not have a material adverse effect on the financial condition or results of operations of Purchaser and its subsidiaries, taken as a whole.

          5.1.2     SEC Filings; Financial Statements.

                    (a) Purchaser has delivered to Seller accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Purchaser with the SEC between August 17, 1998 and the date of this Agreement (together with Purchaser's registration statements on Form S-8, the "Terayon SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Terayon SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Terayon SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                    (b) The consolidated financial statements contained in the Terayon SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited

                                      14.

statements) as permitted by Form 10-Q of the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Purchaser and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Purchaser and its subsidiaries for the periods covered thereby.

          5.1.3 Corporate Authorization; Binding Agreement. The execution and delivery of this Agreement and all other documents and instruments executed or to be executed by Purchaser pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate and other action on the part of Purchaser. This Agreement and all other documents and instruments executed or to be executed by Purchaser pursuant to this Agreement have been, or will have been, at the time of their respective executions and deliveries, duly executed and delivered by a duly authorized officer of Purchaser. This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally.

          5.1.4 No Conflict. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in the acceleration of, or the creation in any party of any right to accelerate, terminate, modify or cancel any material indenture, Contract, lease, sublease, loan agreement, note or other obligation or liability to which Purchaser is a party or by which it is bound or to which any of its assets is subject, (b) conflict with or result in a breach of or constitute a default under any provision of the certificate of incorporation or bylaws (or other charter documents) of Purchaser, or a default under or violation of any material restriction, lien, encumbrance, indenture, Contract, lease, sublease, loan agreement, note or other obligation or liability to which it is a party or by which it is bound or to which any of its assets is subject or result in the creation of any lien or encumbrance upon any of said assets, or (c) violate or result in a breach of or constitute a default under any judgment, order, decree, rule or regulation of any court or governmental agency to which Purchaser is subject, and which, in each of clauses (a), (b) and (c) above, would have a material adverse effect on the financial condition or results of operations of Purchaser and its subsidiaries, taken as a whole.

          5.1.5 Litigation. There are no actions, suits, proceedings or governmental investigations pending or, to Purchaser's knowledge, threatened against Seller that question the validity of this Agreement or any actions taken or to be taken in connection herewith or the consummation of the transactions contemplated hereunder, at law or in equity or before any court, governmental department, commission, board, agency, authority or instrumentality, domestic or foreign. Purchaser is not subject to any judgment, stipulation, order or decree that would materially and adversely affect the ability of Purchaser to consummate the transactions contemplated hereunder.

          5.1.6 No Consent. Subject to compliance by Purchaser with the HSR Act, no consent, approval, authorization order, filing, registration or qualification of or with any court, governmental authority or third person is required to be made or obtained by Purchaser in

                                      15.

connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby.

          5.1.7 Brokers, Finders. Purchaser has not retained any broker or finder in connection with the transactions contemplated herein and is not obligated and has not agreed to pay any brokerage or finder's commission, fee or similar compensation.

          5.1.8 Capitalization. The authorized capital stock of Purchaser consists of 45,000,000 shares of common stock, $.001 par value per share ("Purchaser Shares"). As of February 1, 2000, 24,880,776 Purchaser Shares were issued and outstanding, all of which are validly issued, fully paid and non-assessable. As of February 1, 2000, approximately (i) 4,343,213 Purchaser Shares were reserved for issuance upon exercise of outstanding options and other rights granted under Purchaser's equity incentive plans, (ii) 2,357,448 Purchaser Shares were reserved for future issuance under Purchaser's equity incentive plans and (iii) 3,560,879 Purchaser Shares were reserved for issuance upon the exercise of outstanding warrants. The Acquisition Shares to be issued to Seller have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable, and the issuance thereof is not subject to any preemptive or other similar right.

          5.1.9 No Undisclosed Material Liabilities. There are no liabilities or obligations of Purchaser or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

                    (a) liabilities or obligations disclosed in the Terayon SEC Documents filed prior to the date hereof;

                    (b) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition or results of operations of Purchaser and its subsidiaries, taken as a whole; or

                    (c) liabilities or obligations incurred in connection with this Agreement.

          5.1.10 Absence of Changes. Since September 30, 1999, except as disclosed in the Terayon SEC Documents, the business of Purchaser and its subsidiaries has been conducted in the ordinary course consistent with past practice and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition or results of operations of Purchaser and its subsidiaries, taken as a whole.

          5.1.11    Registration Statement.

                    (a) The Registration Statement (including the prospectus included therein and any amendments or supplements to the Registration Statement or such prospectus) will not, at the time it is filed with the SEC, at the time it is declared effective by the SEC or on the date of the Closing, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The Registration Statement (including any amendments

                                      16.

thereto), when filed, will comply as to form in all material respects with the requirements of the Securities Act.

                    (b) Notwithstanding the foregoing, Purchaser makes no representation or warranty with respect to any information supplied by the Seller that is contained in, or furnished in connection with the preparation of, the Registration Statement.

                                   ARTICLE 6

                      Covenants and Agreements of Seller

     6.1 Conduct of Business. During the period from the date of this Agreement through and including the Closing Date (the "Pre-Closing Period"), except as contemplated by this Agreement or referred to in the Disclosure Schedule attached hereto, and except as may be necessary to carry out the transactions contemplated by this Agreement or any transaction contemplated by or relating to any of the contracts or other matters referred to in this Agreement or the Disclosure Schedule attached hereto, Seller shall not:

                    (a) voluntarily permit to be incurred any lien or encumbrance on any of the Purchased Assets;

                    (b) increase the rate of compensation for any of the Business Employees, except for increases in the ordinary course and consistent with past practices, or otherwise enter into or alter any employment, consulting, or service agreement respecting the Business;

                    (c) except for changes in Seller's company-wide benefit plans and programs, commence, enter into, or alter any profit sharing, deferred compensation, bonus stock purchase, pension, retirement, or incentive plan or any fringe benefit plan for the Business Employees;

                    (d) sever or terminate any of the Business Employees except for cause in the ordinary course of the Business;

                    (e) make or commit to any new, unbudgeted capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of Seller with respect to the Business during the Pre-Closing Period, do not exceed $25,000 per month;

                    (f) dispose of any of the Purchased Assets, except for sales of products of the Business in the ordinary course of business;

                    (g) enter into any material transaction in connection with the Business outside the ordinary course of business;

                    (h) conduct the Business in a manner that departs materially from the manner in which the Business was being conducted prior to the date of this Agreement;

                                      17.

                    (i) enter into or commit to any joint venture, teaming arrangement or similar arrangement relating to the Business;

                    (j) commence any material legal proceeding with respect to the Business; or

                    (k) agree or commit to take any of the actions described in the foregoing clauses.

     Notwithstanding the foregoing, Seller may take any action described in clauses "(a)" through "(k)" above if Purchaser gives its prior written consent to the taking of such action by Seller, which consent will not be unreasonably withheld (it being understood that Purchaser's withholding of consent to any action will not be deemed unreasonable if it is reasonably likely that the taking of such action would not be in the best interests of the Business) or if such action is taken at the written request of Purchaser.

     6.2 No Shop. During the Pre-Closing Period, Seller and its legal and financial advisors will negotiate exclusively with Purchaser with respect to the sale of the Business and, accordingly, Seller shall not directly or indirectly:

                    (a) enter into any agreement, understanding or arrangement relating to any Acquisition Proposal (as defined herein);

                    (b) engage in any discussions or negotiations relating to, any Acquisition Proposal;

                    (c) provide any information regarding the Business to any party (other than to representatives of Purchaser);

                    (d) solicit or encourage the submission of any Acquisition Proposal; or

                    (e) permit any representative or affiliate of Seller or the Business or of any stockholder of either of them to do any of the foregoing.

     The term "Acquisition Proposal" as used in this Section 6.2 refers to any proposal, plan, agreement, understanding or arrangement contemplating (i) any merger, consolidation, reorganization, recapitalization (other than the extension of the conversion or payment terms of outstanding convertible securities or debt of the Business) or similar transaction involving the Business, (ii) any transfer of the Business, (iii) any transfer of any asset of the Business outside of the ordinary course of business or (iv) any transaction that would be inconsistent with or that may have an adverse effect upon the consummation of the transactions contemplated pursuant to this Agreement.

     6.3 No Transfer of Employees. Between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement, Seller will not transfer (a) any Business Employee to any other division or Affiliate of Seller, or (b) employees of any other division or Affiliate of Seller to the Access Network Electronics Division without the prior written consent of Purchaser.

                                      18.

     6.4 Termination of Employees. Seller will terminate each Business Employee immediately prior to the Closing in conjunction with Purchaser's offer of employment to each such Business Employee. For a period of one year following the Closing Date, Purchaser shall provide to each Business Employee who becomes an employee of Purchaser as of the Closing Date and whose employment is terminated due to a reduction in force ("RIF") (as defined by Seller's RIF plan in effect as of the date of such RIF), severance and termination benefits that are at least equivalent to the severance and termination benefits provided by Seller under Seller's plans and practices in effect as of the date of the Business Employee's termination due to the RIF. To the extent that such severance benefits are greater than the severance benefits otherwise offered by Purchaser to its other employees at the time of such RIF, Seller shall reimburse Purchaser for the additional expense of such severance benefits. For purposes of providing such severance and termination benefits, the Business Employees will receive credit for their respective years of service with Seller.

     6.5 Estoppel Certificate. Seller shall use commercially reasonable efforts to obtain an estoppel certificate, dated as of a date not more than five days prior to the Closing Date and satisfactory in form and content to Purchaser, executed by the landlord of 1455 Adams Court, Menlo Park, California 94025; provided that no estoppel certificate shall be required if Seller has terminated its lease agreement with such landlord;

     6.6  Records and Information.

          6.6.1 Purchaser agrees that all documents delivered to Purchaser by Seller pursuant to this Agreement and all documents of the Business (including, but not limited to, files, books and records) shall after the Closing be open for inspection by representatives of Seller at any time during regular business hours for reasonable and necessary purposes until such time as documents are destroyed or possession thereof is given to the other party as provided for in
Section 6.6.2 herein and that Seller may during such period at its expense make such copies thereof as it may reasonably request. Seller agrees that all documents that are retained by Seller after the Closing Date and that are related to the Business (other than tax records of Seller) shall be open for inspection by representatives of Purchaser at any time during regular business hours until such time as documents are destroyed or possession thereof is given up to the other party as provided for in Section 6.6.2 herein and that Purchaser may during such period at its expense make such copies thereof as it may reasonably request.


          6.6.2 Without limiting the generality of Section 6.6.1, for a period ending on the sixth anniversary of the Closing Date, neither Purchaser nor Seller shall destroy or give up possession of any item referred to in Section
6.6.1 hereof without first offering to the other, the opportunity, at such other's expense (but without any other payment), to obtain the same. Thereafter each party shall be free to dispose of such items as it deems fit.

          6.6.3 Purchaser shall use reasonable efforts to afford Seller access to Employees who were previously employees of Seller, and remain in the employ of Purchaser or its affiliates, as Seller shall reasonably request for its proper corporate purposes, including, without limitation, the defense of legal proceedings. Such access may include interviews or attendance at depositions or legal proceedings. All out-of-pocket expenses reasonably incurred by Purchaser in connection with this Section 6.6.3 shall be paid or promptly reimbursed by Seller.

                                      19.

     6.7  Tax Matters.

          6.7.1     Taxes Through Closing Date.

                    (a) Seller shall be solely responsible for and shall indemnify and hold harmless Purchaser for all Taxes with respect to the Business for or pertaining to all periods up to and including the Closing Date, and Purchaser shall be responsible for and indemnify and hold harmless Seller for all Taxes with respect to the Business for or pertaining to all periods thereafter except that any Taxes imposed upon the ownership of property on a particular date, or similar tax, shall be prorated over the period ending on the Closing Date and the period thereafter. Any claim for indemnification hereunder shall be subject to the procedures set forth in Section 10.4 herein.

                    (b) Purchaser and Seller agree that, in accordance with the "Alternative Procedure" provided in Section 5 of Revenue Procedure 96-60 1996-53 Cumulative Bulletin 24, with respect to filing and furnishing Internal Revenue Service forms W-2, W-3 and 941, from and after the Closing Date (i) Seller shall be considered a "predecessor" employer and Purchaser shall be considered a "successor" employer with respect to any of the Business Employees, (ii) Seller shall be relieved of furnishing forms W-2 to the Business Employees to whom it would have been obligated to furnish such forms for the present calendar year, and (iii) Purchaser shall assume the obligations of Seller to furnish such forms to Business Employees for the present calendar year.

          6.7.2 Cooperation and Exchange of Information . Purchaser shall provide Seller with such cooperation and information as Seller reasonably may request with respect to the filing of any Return, amended Return or claim for refund, the determination of a liability for Taxes, or a right to refund of Taxes, or the conduct of any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant Returns, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by taxing authorities, and records concerning the ownership and tax basis of property, which Purchaser may possess concerning the Business. Purchaser shall make its employees available to Seller on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Notwithstanding the foregoing, Purchaser shall not be required to prepare any documents, or determine any information not then in its possession in response to a request under this Section 6.7.2. Seller shall reimburse Purchaser for any reasonable out-of-pocket costs incurred by Purchaser in providing any Return, document or other written information, and shall reimburse Purchaser for any reasonable out-of-pocket costs (including regular wages, salaries and traveling expenses) of making employees available, upon receipt of reasonable documentation of such costs. Except as otherwise provided in Section 1.2(c) hereof, Seller shall retain all Returns, schedules and work papers and all material records or other documents relating thereto, until the expiration of the period of time beginning on the Closing Date and ending on the date on which taxes may no longer be assessed under the applicable statutes of limitation, including the period of waivers or extensions thereof. Any information obtained under this Section 6.7.2 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other proceeding.

                                      20.

     6.8  Covenant Not to Compete.

                    (a) Seller agrees that, as part of the consideration for the payment by Purchaser of the Purchase Price, for a period of three years immediately following the Closing Date, neither Seller nor any of its subsidiaries or affiliates, will, directly or indirectly, operate, perform, have any interest in or otherwise be engaged in or concerned with a business which develops, manufactures, prepares, sells, installs or distributes products or performs services in competition with the Business as conducted on the Closing Date; provided, however that nothing herein contained shall be construed to prevent Seller or any of its subsidiaries or affiliates from acquiring or merging with any business or Person eighty percent (80%) or more of whose consolidated revenues for the most recently completed fiscal year prior to such acquisition were derived from businesses that are not competitive with the Business as conducted on the Closing Date; and provided further that Seller shall divest itself of any business so acquired within twelve (12) months of Seller's acquisition of such business. For these purposes, ownership of securities of a company whose securities are publicly traded under a recognized securities exchange not in excess of five percent (5%) of any class of such securities shall not be considered to be competition with the Business.

                    (b) Seller acknowledges that the restrictions on its activities under Section 6.8(a) are necessary for the reasonable protection of Purchaser and constitute a material inducement to Purchaser's entering into and performing this Agreement. Seller further acknowledges, stipulates and agrees that a breach of any such obligations and agreements will result in irreparable harm and continuing damage to Purchaser for which there will be no adequate remedy at law and further agrees that in the event of any breach of said obligations and agreements, Purchaser shall be entitled to injunctive relief and to such other relief as is proper under the circumstances.

     6.9 License Grant. Seller hereby grants to Purchaser a non-exclusive, royalty free, worldwide right and license to use the mark "Raychem" on or in connection with the sale of products of the Business, during the period beginning on the Closing and ending on the first anniversary of the Closing. Purchaser shall only use the licensed mark in connection with products meeting the standards and quality established by Seller prior to the sale of the Business to Purchaser. Seller shall have the right, upon request of Purchaser at least two business days in advance, to inspect during normal business hours such products of Purchaser to determine that they are of proper quality.

                                   ARTICLE 7

                      ADDITIONAL COVENANTS OF THE PARTIES

     7.1 Reasonable Efforts to Close . During the period commencing on the date of the execution of this Agreement and continuing until the Closing Date, Purchaser and Seller shall use their reasonable efforts to comply promptly with all requests or requirements which applicable federal or state law or governmental officials may impose on them with respect to the transactions which are the subject of this Agreement, and to consummate such transactions as promptly as practicable. The reasonable efforts of Purchaser and Seller shall include, without limitation, good faith response, in cooperation with each other, to all requests for information,

                                      21.

documentary or otherwise, by any governmental agency. Accordingly, Purchaser and Seller shall promptly make all filings required pursuant to the HSR Act and request early termination of the applicable waiting period thereunder.

     7.2  Notification; Updates to Disclosure Schedule.

                    (a) During the Pre-Closing Period, Seller and Purchaser shall promptly notify the other party in writing of:

                    (i) the discovery by Seller or Purchaser, as the case may be, of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or breach of any representation or warranty made by such party in this Agreement;

                    (ii) the discovery by Seller or Purchaser, as the case may be, of any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in or breach of any representation or warranty made by such party in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                    (iii) any breach of any covenant or obligation of Seller or Purchaser, as the case may be; and

                    (iv) the discovery by Seller or Purchaser, as the case may be, of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 8.1 or 8.2 impossible or unlikely.

                    (b) If any event, condition, fact or circumstance that is required to be disclosed by Seller pursuant to Section 7.2(a) requires any change in the Disclosure Schedule attached hereto, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Seller shall promptly deliver to Purchaser an update to the Disclosure Schedule specifying such change. If any event, condition, fact or circumstance is required to be disclosed by Purchaser pursuant to Section 6.2(a), then Purchaser shall promptly deliver to Seller written disclosure of such event, condition, fact or circumstance. No such update by Seller or disclosure by Purchaser shall be deemed to supplement or amend the Disclosure Schedule in the case of Seller, or
Section 5 of this Agreement, in the case of Purchaser, for the purpose of (i) determining the accuracy of any of the representations and warranties made by Seller or Purchaser, as the case may be, in this Agreement, or (ii) determining whether any of the conditions set forth in Section 8.1 or 8.2 has been satisfied.

     7.3 Employee Retention Program. Purchaser and Seller shall use their mutual efforts to establish an employee retention program covering the employees identified on and incorporating the features identified in Exhibit F.

                                      22.

     7.4  Registration Statement.

          7.4.1 Purchaser shall prepare a registration statement on Form S-3 under the Securities Act (the "Registration Statement") with respect to the Acquisition Shares; provided that in the event Purchaser is not eligible to use Form S-3, Purchaser shall prepare a registration statement on Form S-1 or any other appropriate form that is available to Purchaser for the registration of the Acquisition Shares. Purchaser shall file the Registration Statement within five (5) business days following the Closing and shall use its best efforts to have the Registration Statement declared effective as soon as practicable.

          7.4.2 Purchaser's obligation to keep the Registration Statement effective shall terminate on such date as Seller has the ability to sell all of the Acquisition Shares held by Seller pursuant to Rule 144 of the Securities Act during any ninety (90) day period.

     7.5 Disclosures, Press Releases. At all times, the parties shall remain subject to the terms of that certain Non-Disclosure Agreement between Purchaser and Seller dated as of January 5, 2000. During the Pre-Closing Period, Purchaser and Seller will keep the terms of this Agreement and the transactions contemplated hereunder strictly confidential. Accordingly, during the Pre-Closing Period, except as required by law, neither Seller nor Purchaser, without the prior written consent of the other, will make any press release or any similar public announcement concerning the transactions contemplated hereby. In addition, during the Pre-Closing Period, other than as necessary to obtain any consent required to consummate the transactions contemplated hereunder or as required by law, no written or oral announcement or private disclosure with respect to the transactions contemplated hereby will be made to any person unrelated to Seller or Purchaser unless jointly approved by Seller and Purchaser. If disclosure is required by law, the disclosing party shall consult in advance with the other party and attempt in good faith to reflect such other party's concerns in the required disclosure.

     7.6 Non-Solicitation. Seller agrees that it shall not, for a period of three years from the Closing Date, directly or indirectly hire or solicit for employment any Business Employee or any employee of Purchaser, except that Seller shall not be precluded from soliciting for employment or hiring any such employee who has been discharged from employment by Purchaser. Similarly, Purchaser agrees that it shall not, for a period of three years from the Closing Date, directly or indirectly hire or solicit for employment any employee of Seller, except that Purchaser shall not be precluded from soliciting for employment or hiring any such employee who has been discharged from employment by Seller.

                                   ARTICLE 8

                      Closing Conditions and transactions

     8.1 Conditions Precedent to the Obligations of Purchaser. The obligations of Purchaser under this Agreement are subject to the fulfillment by Seller prior to or at the Closing of each of the following conditions, any one or more of which may be waived by Purchaser:

          8.1.1 No Injunctive Proceedings. No preliminary or permanent injunction or other order (including a temporary restraining order) of any state or federal court or other

                                      23.

governmental agency which prevents the consummation of the transactions which are the subject of this Agreement or prohibits Purchaser's ownership of the Business shall have been issued and remain in effect.

          8.1.2 Accuracy of Representations and Warranties. Each of the representations and warranties made by Seller in this Agreement and in each of the other agreements and instruments delivered to Purchaser in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date except for items specifically permitted by this Agreement or consented to in writing by Purchaser (without giving effect to any update to the Disclosure Schedule).

          8.1.3 Performance of Covenants. All of the covenants and obligations that Seller is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects; provided however that any noncompliance or nonperformance that results from Purchaser's activities related to the operations of the Business during the Pre-Closing Period shall not constitute noncompliance or nonperformance by Seller for the purposes of this Section 8.1.3.

          8.1.4 Consents and Approvals. All consents and approvals required to be obtained in connection with this Agreement and the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, other than those consents that, if not obtained and in full force and effect, would not result in a Material Adverse Effect or would not prevent the consummation of the transactions contemplated hereunder. Without limiting the generality of the foregoing, any applicable waiting period under the HSR Act and other applicable antitrust or competition laws relating to the transactions contemplated by this Agreement shall have expired or been terminated.

          8.1.5 Audit Complete. In the event that Purchaser's independent auditors determine that, based upon Purchaser's pro forma financial statements for the 1999 fiscal year included in the Form 8-K to be filed in connection with Purchaser's acquisition of Telegate, Ltd., audited financial statements of Access Network Electronics Division (the "ANE Financial Statements") will be required to be included in a Form 8-K to be filed by Purchaser upon consummation of the transactions contemplated by this Agreement, then the audit of the ANE Financial Statements shall be complete. In such event, the ANE Financial Statements shall be prepared in conformity with GAAP and the published rules and regulations of the SEC for the purposes of the filing of a current report on Form 8-K promulgated under the Exchange Act. In the event an audit of the ANE Financial Statements is required pursuant to this Section 8.1.5, then the cost of such audit shall be borne equally by Purchaser and Seller; provided, however, that if the cost exceeds $75,000, then Seller shall be solely responsible for payment of all amounts in excess of $75,000.

          8.1.6 Agreements and Documents. Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect:

                    (a) the Key Employment Agreements in the form of Exhibit D, executed by Mr. Erwin De Bruycker and substantially all of the other individuals identified on Exhibit C;

                                      24.

                    (b) the Noncompetition Agreements in the form of Exhibit E, executed by Mr. Erwin De Bruycker and substantially all of the other individuals identified on Exhibit C;

                    (c) confidential invention and assignment agreements, in form and content comparable to similar agreements required to be signed by other employees of Purchaser, executed by each Business Employee;

                    (d) legal opinions of (i) in-house counsel to Seller, dated as of the Closing Date, in the form of Exhibit G-1, and (ii) Kramer Levin Naftalis & Frankel LLP, special counsel to Seller, dated as of the Closing Date, in the form of Exhibit G-2;

                    (e) a compliance certificate, dated the Closing Date, executed by Seller's duly authorized representative certifying that: (1) each of the representations and warranties set forth in Section 4 is accurate in all respects as of the Closing Date as if made on the Closing Date and (2) the conditions set forth in Sections 8.1.2 , 8.1.3 and 8.1.4 hereof have been duly satisfied; and

                    (f) the Transition Services Agreement executed by Purchaser and Seller in substantially the form of Exhibit H.

     8.2 Conditions Precedent to the Obligations of Seller. The obligations of Seller under this Agreement are subject to the fulfillment by Purchaser prior to the Closing of each of the following conditions, any one or more of which may be waived by Seller:

          8.2.1 No Injunctive Proceedings. No preliminary or permanent injunction or other order (including a temporary restraining order) of any state or federal court or other governmental agency which prevents the consummation of the transactions which are the subject of this Agreement or prohibits Purchaser's ownership of the Business shall have been issued and remain in effect.

          8.2.2 Payment. Purchaser shall have delivered to Seller a stock certificate representing the Acquisition Shares as provided for in Section 2.2(a) hereof.

          8.2.3 Accuracy of Representations and Warranties . Each of the representations and warranties made by Purchaser in this Agreement and in each of the other agreements and instruments delivered to Seller in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date except for items specifically permitted by this Agreement or consented to in writing by Seller.

          8.2.4 Consents and Approvals. All consents and approvals required to be obtained in connection with this Agreement and the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, other than those consents that, if not obtained and in full force and effect, would not result in a Material Adverse Effect or would not prevent the consummation of the transactions contemplated hereunder. Without limiting the generality of the foregoing, any applicable waiting period under the HSR Act, and other

                                      25.

applicable antitrust or competition laws relating to the transactions contemplated by this Agreement shall have expired or been terminated.

          8.2.5 Performance of Covenants. All of the covenants and obligations that Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

          8.2.6 Agreements and Documents. Seller shall have received the following agreements and documents, each of which shall be in full force and effect:

                    (a) a legal opinion of Cooley Godward llp, dated as of the Closing Date, in the form of Exhibit I; and

                    (b) a compliance certificate, dated the Closing Date, executed by Purchaser's Chief Executive Officer or Chief Financial Officer certifying that: (1) each of the representations and warranties set forth in
Section 5 is accurate in all respects as of the Closing Date as if made on the Closing Date and (2) the conditions set forth in Sections 8.2.3, 8.2.4 and 8.2.5 hereof have been duly satisfied.

     8.3  Non-Compliance with and Termination of this Agreement.

                    (a) Each of the parties hereto agrees to use its reasonable best efforts to bring about the satisfaction of the conditions required to be performed by it hereunder prior to and at the Closing, including, without limitation, compliance with the requirements of Section 7.2 hereof.

                    (b) This Agreement may be terminated at any time prior to the Closing without any liability of either party to the other:

                         (i)     by the mutual agreement of Purchaser and
Seller, provided such agreement to terminate is set forth in a writing executed by both parties;

                         (ii)    by Purchaser if Purchaser reasonably determines
that the timely satisfaction of any condition set forth in Section 8.1 has become impossible (other than as a result of any failure on the part of Purchaser to comply with or perform any covenant or obligation of Purchaser set forth in this Agreement);

                         (iii)   by Seller if Seller reasonably determines that
the timely satisfaction of any condition set forth in Section 8.2 has become impossible (other than as a result of any failure on the part of Seller to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Purchaser);

                         (iv)    by Purchaser if the Closing has not taken place
on or April 30, 2000 (other than as a result of any failure on the part of Purchaser to comply with or perform any covenant or obligation of Purchaser set forth in this Agreement);

                         (v)     by Seller if the Closing has not taken place on
or before April 30, 2000 (other than as a result of any failure on the part of Seller to comply with or

                                      26.

perform any covenant or obligation set forth in this Agreement or in any this agreement or instrument delivered to Purchaser);

                                   ARTICLE 9

                               Closing Documents

     9.1 Seller's Obligations. On the Closing Date, in addition to the agreements, documents and certificates required pursuant to Section 8.1.5 hereof, Seller shall deliver to Purchaser physical possession of all tangible Purchased Assets and shall execute and/or deliver to Purchaser all of the following:

          9.1.1 Resolutions. Copies of resolutions of the Board of Directors of Seller certified by the Secretary or an Assistant Secretary of Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

          9.1.2 Bill of Sale. A bill of sale, duly executed by Seller, in form and substance reasonably satisfactory to counsel for Purchaser, sufficient to convey, transfer and assign to Purchaser all right, title and interest of Seller in and to the Purchased Assets free and clear of liens, claims, encumbrances and security interests in accordance with this Agreement.

          9.1.3 Assignments and Consents. Assignments of the registered Intellectual Property Assets, Sales Orders, Unfilled Purchase Orders, Seller Contracts, and Licenses and Permits, duly executed by Seller,form and substance reasonably satisfactory to counsel for Purchaser, and all consents which Seller is able to obtain therefor, or permitted alternate arrangements with respect thereto, such consents to be in form and substance reasonably satisfactory to counsel for Purchaser.

     9.2 Purchaser's Obligations. At the Closing, in addition to the agreements, documents and certificates required pursuant to Section 8.2.6 hereof, Purchaser shall deliver to Seller the following:

          9.2.1 Resolutions. Copies of resolutions of the Board of Directors of Purchaser certified by the Secretary or an Assistant Secretary of Purchaser, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

          9.2.2 Assumption Agreement. The Assumption Agreement, duly executed by Purchaser, in substantially the form of Exhibit B.

          9.2.3 Payment. A stock certificate representing the Acquisition Shares as provided for in Section 2.2(a) hereof.

          9.2.4 Resale Certificate. A resale certificate, duly executed by Purchaser, in substantially the form of Exhibit J.

     9.3 Joint Obligations. The parties will deliver each to the other the certificates, records, schedules, and the other documents required by the terms of this Agreement.

                                      27.

                                  ARTICLE 10

                                Indemnification

     10.1  Indemnification by Seller. Subject to the limits set forth in this
Article 10, Seller agrees to indemnify, defend and hold Purchaser and each of Purchaser's stockholders, affiliates, officers, directors, employees, agents, successors and assigns (Purchaser and such persons are collectively hereinafter referred to as "Purchaser's Indemnified Persons"), harmless from and against any and all loss, liability, damage or deficiency (including interest, penalties, costs of preparation and investigation, and reasonable attorneys' fees) (collectively "Losses") that Purchaser's Indemnified Persons may suffer, sustain, incur or become subject to, arising out of or due to: (a) any inaccuracy of any representation of Seller in this Agreement; (b) the breach of any warranty of Seller in this Agreement; (c) the non-fulfillment of any covenant, undertaking, agreement or other obligation of Seller under this Agreement; (d) any noncompliance by Seller with bulk sales laws or similar laws which may be applicable to the sale or transfer of the Purchased Assets; (e) any Losses arising out of or resulting from any Excluded Liability; and (f) any violation of the Securities Act relating to the Registration Statement that occurs in reliance upon and in conformity with written information furnished by Seller under an instrument duly executed by Seller and stated to be specifically for use in connection with the Registration Statement.

     10.2  Indemnification by Purchaser. Subject to the limits set forth in this
Article 10, Purchaser agrees to indemnify, defend and hold Seller and Seller's affiliates, officers, directors, employees, agents, successors and assigns (Seller and such persons are hereinafter collectively referred to as "Seller's Indemnified Persons"), harmless from and against any and all Losses that Seller's Indemnified Persons may suffer, sustain, incur or become subject to arising out of or due to: (a) any inaccuracy of any representation of Purchaser in this Agreement; (b) the breach of any warranty of Purchaser in this Agreement; (c) the non-fulfillment of any covenant, undertaking, agreement or other obligation of Purchaser under this Agreement, including but not limited to, the discharge of the Assumed Liabilities; (d) the manufacture, sale, shipment or other distribution of the products of the Business by Purchaser after the Closing Date; (e) the ownership, operations or control of the Business after the Closing Date; (f) any Losses arising out of or resulting from any Assumed Liability; and (g) any violation by the Company of the Securities Act relating to the Registration Statement; provided, however, that the Company will not be liable in any such case to the extent that any such Losses arise out of or are based on any untrue statement or omission of any statement from written information furnished to the Company by Seller or its agents, underwriter or persons who control Seller and stated to be specifically for use in connection with the Registration Statement.

     10.3 Survival of Representations and Warranties; Threshold and Payment for Losses . Except as provided herein, the covenants in this Agreement shall survive in accordance with their respective terms. The several representations and warranties of the parties contained in this Agreement or in any document delivered pursuant hereto and the parties' right to indemnity in accordance with this Article 10 shall survive the Closing Date and shall remain in full force and effect thereafter for a period of 12 months after the Closing Date and shall be effective with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such 12-month period in accordance with
Section 10.4 herein after which

                                      28.

12-month period they shall terminate and be of no further force or effect. Notwithstanding the foregoing, (i) Purchaser may give notice of, and make a claim relating to, and shall be indemnified in connection with: (a) the breach of the representations and warranties contained in Section 4.1.9 hereof at any time prior to the expiration of the appropriate statute of limitations and any extensions thereof and (b) any breach of the representations and warranties contained in Sections 4.1.12 and 4.1.13 hereof at any time; and (ii) Seller may give notice of, and make a claim relating to, and shall be indemnified in connection with: (a) any rights to indemnification pursuant to Section 10.2(g) above at any time prior to the expiration of the appropriate statute of limitations and any extensions thereof relating to claims under the Securities Act and (b) any breach of the representations and warranties contained in the last sentence of Section 5.1.8 hereof at any time. Anything to the contrary contained herein notwithstanding, neither party shall be entitled to any recovery from the other party with respect to any inaccuracy or breach of such warranties or representations unless and until the amount of such Loss suffered, sustained or incurred by the asserting party, or to which such party becomes subject, by reason of such inaccuracy or breach, shall exceed $250,000 in the aggregate (the "Threshold Loss"), at which time the asserting party shall be entitled to indemnification for all Losses, including any amounts in respect of the Threshold Loss. Indemnification for Purchaser's Losses shall be paid, at Seller's option, in cash or by Seller's return of shares of the Common Stock of Purchaser. Indemnification for Seller's Losses, shall be paid, at Purchaser's option, in cash or shares of the Common Stock of Purchaser. In the event any payment hereunder is made with shares of the Common Stock of Purchaser, the value of such shares shall be equal to the Weighted Average Terayon Stock Price on the day preceding the date on which such payment is made.

     10.4 Notice and Opportunity to Defend. If there occurs an event which either party asserts is an indemnifiable event pursuant to Sections 10.1 or 10.2 hereof, the party seeking indemnification (the "Indemnitee") shall notify the party obligated to provide indemnification (the "Indemnitor") promptly. If such event involves (a) any claim, or (b) the commencement of any action or proceeding by a third person, the Indemnitee will give the Indemnitor written notice of such claim or the commencement of such action or proceeding. Delay or failure to so notify the Indemnitor shall only relieve the Indemnitor of its obligations to the extent, if at all, that it is prejudiced by reasons of such delay or failure. The Indemnitor shall have a period of 30 days within which to respond thereto. If the Indemnitor accepts responsibility or does not respond within such 30-day period, the Indemnitor shall be obligated to compromise or defend, at its own expense and by counsel chosen by the Indemnitor and reasonably satisfactory to the Indemnitee, such matter, and the Indemnitor shall provide the Indemnitee with such assurances as may be reasonably required by the Indemnitee to assure that the Indemnitor will assume and be responsible for the entire liability at issue. If the Indemnitor does respond within such 30-day period and rejects responsibility for such matter in whole or in part, the Indemnitee shall be free to pursue, without prejudice to any of its rights hereunder, such remedies as may be available to the Indemnitee under applicable law. The Indemnitee agrees to cooperate fully with the Indemnitor and its counsel in the defense against any such asserted liability. In any event, the Indemnitee shall have the right to participate at its own expense in the defense of such asserted liability. Any compromise of such asserted liability by the Indemnitor shall require the prior written consent of the Indemnitee and until such consent is obtained the Indemnitor shall continue the defense of such asserted liability. If, however, the Indemnitee refuses its consent to a bona fide offer of settlement which the Indemnitor wishes to accept, the Indemnitee may continue to pursue such matter, free of any participation by the Indemnitor, at the sole expense of

                                      29.

the Indemnitee. In such event, the obligation of the Indemnitor to the Indemnitee shall be equal to the lesser of (i) the amount of the offer of settlement which the Indemnitee refused to accept plus the costs and expenses of the Indemnitee prior to the date the Indemnitor notifies the Indemnitee of the offer of settlement, and (ii) the actual out-of-pocket amount the Indemnitee is obligated to pay as a result of the Indemnitee's continuing to pursue such matter. The Indemnitor shall be entitled to recover from the Indemnitee any additional expenses incurred by the Indemnitor as a result of the decision of the Indemnitee to pursue such matter.

     10.5 Reduction for Insurance. The amount which the Indemnitor is required to pay to, for, or on behalf of the Indemnitee pursuant to this Article 10 shall be reduced (including, without limitation, retroactively) by any insurance proceeds actually recovered by or on behalf of the Indemnitee in reduction of the related indemnifiable loss (the "Indemnifiable Loss"). Amounts required to be paid, as so reduced, are hereinafter sometimes called an "Indemnity Payment". If the Indemnitee shall have received, or if the Indemnitor shall have paid on its behalf, an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently receive, directly or indirectly, insurance proceeds (which duplicate in whole or in part, the Indemnity Payment) in respect of such Indemnifiable Loss, then the Indemnitee shall promptly pay to the Indemnitor the amount of such insurance proceeds, or, if less, the amount of the Indemnity Payment. The parties hereto agree that the foregoing shall not affect the subrogation rights of any insurance companies making payments hereunder.

     10.6 Defense of Third-Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Purchaser or against any other Person) with respect to which any of Purchaser's Indemnified Persons shall have the right to seek indemnification pursuant to this Section 10, Purchaser shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Purchaser so proceeds with the defense of any such claim or Legal Proceeding:

          (a) Seller shall indemnify Purchaser against all reasonable expenses relating to the defense of such claim or Legal Proceeding;

          (b) Purchaser shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of Seller; provided, however, that such consent shall not be unreasonably withheld.

Purchaser shall give Seller prompt notice of the commencement of any such Legal Proceeding against Purchaser; provided, however, that any failure on the part of Purchaser to so notify Seller shall not limit any of the rights of Purchaser's Indemnified Persons under this Section 10 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

                                  ARTICLE 11

                                 Miscellaneous

     11.1 Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the

                                      30.

prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     11.2 Notices. All notices, requests, demands and other communications given hereunder (collectively, "Notices") shall be in writing and personally delivered, sent by facsimile or mailed by registered or certified mail, postage prepaid, as follows:

                      (a)  If to Purchaser at:
                      Terayon Communication Systems, Inc.
                      2952 Bunker Hill Lane
                      Santa Clara, CA 95054
                      Attn:  Edward Lopez, General Counsel
                      Facsimile: (408) 727-7205

                      with a copy to:

                      Cooley Godward llp
                      One Maritime Plaza, 20th Floor
                      San Francisco, CA 94111
                      Attn:  Karyn S. Tucker
                      Facsimile:  (415) 951-3699

                      If to Seller at:

                      Tyco Electronics Corporation
                      307 Constitution Drive
                      Menlo Park, CA  94025-1164
                      Attention:  Associate General Counsel
                      Facsimile:  (650) 361-5942

                      with a copy to:
                      Tyco International (US) Inc.
                      One Tyco Park
                      Exeter, NH  03833
                      Attention:  General Counsel
                      Facsimile:  (603) 778-7330

                      (b) All notices shall be deemed delivered when actually received if personally delivered or sent by facsimile, or one business day after having been deposited with an overnight delivery service or three business days after having been placed in the mail, addressed in accordance with Sections 11.2(a) or 11.2.(b) hereof, as the case may be, provided that any notice sent by facsimile must immediately be placed in the mail or deposited with an overnight deliver service. Each of the parties shall hereafter notify the other in accordance with this Section 11.2 of any change of address to which notice is required to be mailed.

                                      31.

     1.1.3 Assignment and Amendment of Agreement . This Agreement shall be binding upon the respective successors and assigns of the parties hereto. This Agreement may be amended only by written agreement of the parties hereto, duly executed by an authorized representative of each of the parties hereto. Notwithstanding the forgoing, Purchaser may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section
10), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person. None of the rights hereunder may be assigned by Seller without prior written consent of Purchaser.

     11.4 Remedies Cumulative; Specific Performance . The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

    11.5  Waiver.

          (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     11.6 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California (without giving effect to the conflict of laws principles).

     11.7 Failure to Close. If for any reason this Agreement is terminated prior to the Closing, Purchaser shall return to Seller all documents and other information, including all originals and all copies thereof, theretofore delivered to Purchaser by Seller. Purchaser shall not retain copies of any such documents or other information, and shall not thereafter for a period of five years disclose to any person for any purpose or use any information conveyed to Purchaser in connection with the transactions contemplated by this Agreement, except for such information which was: (a) possessed by Purchaser prior to the disclosure thereof by Seller, as evidenced by documents in Purchaser's possession; (b) disclosed to Purchaser by an independent third party without a violation of any obligation of confidentiality on the part of such third party to Seller; or (c) ascertainable from public or published information or trade sources.


                                      32.

     11.8 Further Assurances. Each party agrees that it will execute and deliver, or cause to be executed and delivered, on or after the date of this Agreement, all such other instruments and will take all reasonable actions as may be necessary to transfer and convey the Purchased Assets to Purchaser, on the terms herein contained, and to consummate the transactions herein contained to effectuate the provisions and purposes hereof.

     11.9 No Third Party Rights. This Agreement is not intended and shall not be construed to create any rights in any parties other than Seller and Purchaser and no person shall any rights as a third party beneficiary hereunder, including, without limitation, any rights with respect to the provisions of
Section 6 hereof.

     11.10 Waiver of Bulk Sales Laws. Subject to the provisions of Section 10.1 hereof, the parties hereto waive compliance with the provisions of any applicable bulk sales laws.

     11.11 Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

     11.12 Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.13 Entire Agreement. This Agreement, including the schedules attached hereto, constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof; provided, however, that the Non-Disclosure Agreement between Purchaser and Seller dated as of January 5, 2000 shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Closing Date, or (b) the date on which such Non-Disclosure Agreement is terminated in accordance with its terms.

     11.14 Headings. The headings contained in this Agreement and in the schedules attached hereto are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     11.15  Construction.

            (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

            (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                                      33.

            (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

     Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

                                      34.

     In Witness Whereof, Seller and Purchaser have duly executed and delivered this Amended and Restated Asset Purchase Agreement as of the day and year first above written.

                                 Terayon Communication Systems, Inc.

                                 By: /s/ Zaki Rakib
                                    __________________________________
                                         Zaki Rakib
                                         Chief Executive Officer

                                 Tyco Electronics Corporation

                                 By: /s/ Edward Federman
                                    __________________________________
                                         Edward Federman
                                         Executive Vice President and Chief
                                         Financial Officer

                                   Exhibit A

                              CERTAIN DEFINITIONS

For Purposes of the Agreement (including this Exhibit A):

Agreement. "Agreement" shall mean the Amended and Restated Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

Business Employees. "Business Employees" shall mean all employees of the Business, both salaried and hourly, who are employees of the Business on the Closing Date.

Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Damages. "Damages" shall include any loss, damage, injury, decline in value, liability, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

Disclosure Schedule. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Original Agreement) previously delivered to Purchaser on behalf of Seller. Any disclosure in any Schedule of the Disclosure Schedule shall be treated as an exception to each and all of the representations, warranties and covenants of the Agreement to which they relate.

Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company).

Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

Governmental Authorization. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body; or (b) right under any Contract with any Governmental Body.

                                     A-1.

Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, material inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Material Adverse Effect. "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the material adverse effect (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in Seller's compliance certificate but for the presence of the "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties), is materially adverse to the Purchased Assets or to the financial condition or results of operation of the Business, except for any such changes, effects or circumstances resulting from or arising in connection with (a) this Agreement or the transactions contemplated by this Agreement of the announcement hereof (including without limitation the resignation of any employees of Seller employed in the Business as of the date of this Agreement), (b) any occurrence or circumstance affecting the telecommunications industry generally, (c) any change in economic, regulatory or political conditions in the United States, or
(d) any issue or condition otherwise disclosed to Purchaser in writing prior to the date of this Agreement.

Original Agreement. "Original Agreement" shall mean the Asset Purchase Agreement between the parties dated February 3, 2000.

Person.  "Person" shall mean any individual, Entity or Governmental Body.

Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

SEC.  "SEC" shall mean the United States Securities and Exchange Commission.

Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

Seller Contract. "Seller Contract" shall mean the Sales Orders, Unfilled Purchase Orders, Other Contracts, Personal Property Leases, Real Property Lease, and Licenses and Permits.

                                     A-2.

Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Weighted Average Terayon Stock Price. "Weighted Average Terayon Stock Price" shall be the average of the volume weighted average of the per share sale prices of the Common Stock of Purchaser as reported on The Nasdaq National Market for the ten consecutive trading days immediately prior to a specified date.

                                      A-3.

                                   EXHIBITS


Exhibit A   -   Certain definitions

Exhibit B   -   Form of Assignment and Assumption of Liabilities Agreement

Exhibit C   -   Persons to sign Key Employment and Noncompetition Agreements

Exhibit D   -   Form of Key Employment Agreement

Exhibit E   -   Form of Noncompetition Agreement

Exhibit G-1 -   Form of legal opinion of In-house Counsel to Seller

Exhibit G-2 -   Form of legal opinion of Kramer Levin Naftalis & Frankel LLP

Exhibit H   -   Form of Transition Services Agreement

Exhibit I   _   Form of legal opinion of Cooley Godward LLP

Exhibit J   -   Form of Resale Certificate